EXHIBIT 99.1

[GRAPHIC OMITTED]


For Immediate Release                         Media Contact:        Hannah Burns
                                                                  (212) 526-4064

                                                Investor Contact:   Shaun Butler
                                                                  (212) 526-8381



               LEHMAN BROTHERS REPORTS SECOND CONSECUTIVE QUARTER
                               OF RECORD REVENUES

             - Reports 147% Increase in Earnings for Third Quarter -

NEW YORK,  September 23, 2003 -- Lehman Brothers  Holdings Inc.  (ticker symbol:
LEH) today  reported  net  income of $480  million,  or $1.81 per  common  share
(diluted), for the third quarter ended August 31, 2003, a 147% increase from $194 million, or $0.70 per common share (diluted), reported for the third quarter of fiscal 2002, and a 10% increase from $437 million, or $1.67 per common share (diluted), for the second quarter of fiscal 2003 ended May 31, 2003.

For the first nine months of fiscal 2003, net income increased 55% to $1,218 million, from $788 million for the comparable period of fiscal 2002.

                              Business Highlights

o Generated record revenues for the second consecutive quarter, reflecting continued strong results in the Investment Banking and Capital Markets segments

o Continued strength in customer flow activity propelled fourth consecutive quarter of record performance in Fixed Income

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o    Signed a definitive  agreement to acquire Neuberger Berman in a transaction valued, at the time of the announcement, at approximately $2.6 billion, which will transform the Firm's private wealth management services platform into one of the leaders in the industry

o Announced a definitive agreement to acquire The Crossroads Group of Dallas, one of the most experienced diversified private equity fund investment managers, which will increase the Firm's private equity assets under management to approximately $7.0 billion

Richard S. Fuld, Jr., chairman and chief executive officer, said, "Our results for the quarter underscore our clients' confidence in our Firm and the effectiveness of our client-focused strategy. We achieved record revenues for the second consecutive quarter with significant contributions from all of our businesses and regions. We are beginning to see improvement in the market cycle and remain focused on continuing to invest in our franchise through acquisitions and key hires. These results are evidence of the progress we have made in our competitive position and our ability to produce consistently strong returns for our shareholders."

Net revenues (total revenues less interest expense) for the third quarter rose 74% to $2.35 billion, from $1.35 billion in the third quarter of fiscal 2002, and 2% from $2.29 billion in the fiscal 2003 second quarter. Capital Markets revenues more than doubled versus the third quarter of fiscal 2002, driven by continued robust customer flow activity in both the fixed income and equity markets. The Fixed Income business remained strong, surpassing the previous quarter's record, and the Equities business improved substantially, as confidence returned to the marketplace and investors sought to outperform the broader indices. Investment Banking achieved its highest levels of revenues of the year attributable to stronger performances in the Firm's equity and high yield origination activities.

For the first nine months of fiscal 2003, net revenues increased 38% to $6.35 billion, from $4.62 billion for the first nine months of fiscal 2002.

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

Non-interest expenses for the quarter were $1.6 billion, compared to $1.1 billion in the fiscal 2002 third quarter and $1.7 billion in the trailing quarter of fiscal 2003. Compensation and benefits as a percentage of net revenues was 50% during the third quarter of fiscal 2003, a slight decrease from prior periods. Nonpersonnel expenses in the fiscal 2003 third quarter were $424 million, compared with $391 million in the previous fiscal year's third quarter and $495 million ($418 million excluding a $77 million, $45 million after tax, global real estate reconfiguration charge) in the second quarter of fiscal 2003.

For the quarter ended August 31, 2003, the Firm's pre-tax margin was 31.9%, and annualized return on common equity was 20.7%. For the first nine months of the fiscal year, the Firm's pre-tax margin was 28.6%, and return on common equity was 18.1%.

As of August 31, 2003, Lehman Brothers stockholders' equity totaled $10.3 billion, and total capital (stockholders' equity, trust issued securities, and long-term debt) was approximately $53.1 billion. Book value per common share was $37.95.

Lehman Brothers (ticker symbol: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high-net-worth individuals worldwide. Founded in 1850, Lehman
Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private equity, and private client services. The Firm is headquartered in New York, London, and Tokyo and operates in a network of offices around the world. For further information about Lehman Brothers' services, products, and recruitment opportunities, visit our Web site at www.lehman.com.

                                 Conference Call

A conference call to discuss the Firm's financial results and outlook will be held at 9:00 a.m. EDT on Tuesday, September 23, 2003. Members of the public who would like to access the conference call should dial, from the U.S.,
888-989-4365, or, from outside the U.S., 210-234-0425. The passcode for all callers is LEHMAN. The conference call will also be accessible through the "Shareholders" section of the Firm's Web site, www.lehman.com, under the subcategory "Webcasts." For those unable to listen to the live broadcast, a replay will be available on the Firm's Web site or by dialing 800-756-0542 (within the U.S.) or 402-998-0773 (from outside the U.S.). The replay will be available beginning 24 hours after the event and will remain available on the Firm's Web site until 5:00 p.m., EDT, on October 21, 2003, and by phone until 5:00 p.m., EDT, on October 7, 2003.

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


Please direct any questions regarding the conference call to Shaun Butler at 212-526-8381, or sbutler@lehman.com, or Benjamin Pratt at 212-526-5975, or benjamin.pratt@lehman.com .


              Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements. These statements are not historical facts, but instead represent only the Firm's expectations, estimates, and projections regarding future events. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include risks and uncertainties relating to market fluctuations and volatility, industry competition and changes in the competitive environment, investor sentiment, liquidity risks, credit ratings changes, credit exposures and legal and regulatory changes and proceedings. The Firm's actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. For more information concerning the risks and other factors that could affect the Firm's future results and financial condition, see "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the Firm's most recent Annual Report to Shareholders and Quarterly Report on Form 10-Q.

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